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                                                                Exhibit 10.16

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                           RETAIL CONSULTING SERVICES, INC.

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July 30, 1996

CONFIDENTIAL
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VIA FACSIMILE: (214) 248-5253
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Mr. Robert A. Shapiro
Senior Vice President
County Seat, Inc.
17950 Preston Road
Suite 1000
Dallas, Texas 75252

Dear Mr. Shapiro:

This letter shall set forth the terms of the engagement of Retail Consulting Services, Inc., ("RCS"), as Special Real Estate Consultant ("Consultant") to County Seat, Inc.("County Seat") with respect to analysis, advice, and the re-negotiation with respect to rental reductions and other lease modifications of County Seat's real estate assets.

I. TERM: The term of this agreement shall expire upon completion of the services provided herein unless terminated prior to completion by RCS or County Seat upon thirty (30) days written notice, after February l, 1997. However, any negotiations which have been substantially completed by RCS which County Seat shall ultimately conclude and enter into within six (6) months of such early termination, shall be considered accomplished by RCS as provided hereunder.

II. SERVICES: During the term of this agreement Consultant shall provide the following services:

     A. The creation of a lease portfolio book showing the current lease terms, sales, store contribution, occupancy cost percentage, by store and by landlord;

     B. Consultant shall undergo an in-depth analysis of all real estate assets. Such analysis will involve a review of each asset's occupancy costs relative to sales volume and store profit contribution. Consultant shall meet with County Seat to discuss its analysis and establish goals and parameters;

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     C. RCS will assist Company in identifying the appropriate course of action with respect to those stores that should be sold, closed or re-negotiated.

     D. Subsequent to said meeting, Consultant shall contact each landlord with respect to negotiation of the said goals and parameters such as rent reductions, and any other modification deemed necessary for all of County Seat's real estate assets.

     E. Consultant will work with landlords and Company to document accurately all lease modification proposals.

     F. Consultant shall provide timely status reports which shall show lease savings to date and other pertinent information with respect to the progress Consultant is making to achieving the goals and parameters set forth.

     G. If requested, Consultant shall monitor all lease default notices such that if Company deems it necessary to withhold any rental payments, Consultant shall attempt to prevent unwanted lease terminations brought on by landlords, for those stores that would have going forward value to County Seat.

III. COMPENSATION: Compensation to Consultant shall be as follows:

     A. Upon execution of this agreement, County Seat shall pay Consultant a retainer fee of twenty-five thousand dollars ($25,000) which shall be applied to first fees earned herein. It is understood that Consultant shall return any unused portion of the retainer promptly upon completion of this agreement.

     B. Consultant's fee for renegotiating the lease terms for the re-negotiated lease shall be the lesser of Fifteen percent (15%) of the total reduction savings achieved per re-negotiated lease to a maximum of thirty-five hundred dollars ($3,500.00) per lease re-negotiated by Consultant, provided the re-negotiated terms are accepted and agreed to by County Seat, which acceptance and agreement shall be at County Seat's sole discretion. This amount shall be payable thirty (30) days after the earlier of (i) the execution of a lease amendment; or (ii) the date the Company begins to receive the benefits of the re-negotiation, as substantiated by a letter agreement with the subject landlord. To the extent that with respect to a particular lease modification County Seat has paid RCS and the lease amendment thereafter is modified, or is not executed by County Seat or the Landlord, then County, Seat and RCS shall make pro rata adjustments to the fee, and RCS will reimburse County Seat for any overpayment.

     C. Company also agrees that it will pay RCS a grand total fee of five and one-half percent (5.5%) of the present value (calculated using an eight percent (8%) discount rate) of the total reduction savings Company realizes from the lease re-negotiated by RCS. If, upon the expiration of this agreement or the completion of RCS's services, whichever comes first, Company has paid fees totaling less than five and one half percent (5.5%) of the total rental reduction savings effected by RCS, Company agrees to pay RCS within 30 days, the

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     difference between the six percent (6%) and the fees paid to date, present valued calculated as above. If Company has paid fees totaling more than six percent (6%) no further amounts will be due or owing.

     D. For any lease modification achieved by RCS not involving rent savings such as lease extensions, deferred rent payments, renewals, etc. which terms are accepted and agreed to by Company, whose acceptance shall be at Company's sole discretion, RCS shall receive three thousand dollars ($3,000) per re-negotiated lease. Such fee is to be paid as stated in B.III. of this agreement, and is not in addition to other fees earned with respect to a particular lease.

     E. For the monitoring of lease default notices, RCS shall receive one hundred dollars, ($100.00) per lease.

     F. All out-of-pocket expenses, including, but not limited to, telephone charges, lodging, travel, express mail, postage, photocopying and facsimile pertaining to Consultant's services in connection with this agreement, shall be borne by Company. Any item in excess of five hundred dollars ($500) must be approved by Company prior to expenditure. The Company agrees to pay such expenses upon proper presentation of invoices.


IV. MISCELLANEOUS:

     A. RCS will not be responsible for any transactional costs and/or legal expenses incurred by County Seat in connection with its retention of RCS and its involvement with the properties.

     B. This agreement shall be construed fairly as to all parties, and there shall be no presumption against the party upon whose letterhead this agreement is drafted in the interpretation of this agreement.

     C. By executing or otherwise accepting this agreement, Company acknowledges and represents that it is represented by and has consulted with legal counsel with respect to the terms and conditions contained herein.

     D. Any and all issues, disputes, controversies, claims or causes of action which relate or pertain to, or result or arise from this agreement, the alleged breach thereof, or Consultant's services thereunder shall be settled with venue vesting exclusively in New York County, in the State of New York, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     E. Consultant hereby agrees that any information furnished to it by County Seat shall not at any time be disclosed to any third party, except with Company's prior written approval, and shall not be used by Consultant other than in connection with this agreement. This does not preclude Consultant from using specific store's financial information and or other


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     store information to negotiate any new lease terms with individual landlords. management companies or lenders.

     F. The services to be provided by RCS pursuant to this agreement are, in general, transactional in nature, and RCS will not be billing County Seat by the hour nor keeping a record of its time spent on behalf of County Seat.

     G. This agreement may be executed in original counterparts and an executed facsimile may be deemed the equivalent of an original.

     H. Company acknowledges and represents that the decision to adopt any strategy or to engage in a business transaction of any kind is the sole responsibility of Company. The services to be provided by Consultant is in their role as consultant only. Consultant is not an attorney and does not provide legal advice. Consultant strongly suggests that Company obtain legal counsel in connection with its decisions to adopt any strategy or to engage in a business transaction of any kind.

     I. All communications and inquiries regarding leases, other than general communications and inquiries, whether directed to the Company, the Company's counsel or other professionals, shall be directed to RCS.

If the foregoing correctly sets forth our understanding, kindly sign, where indicated below, and return the original copy of this letter, with retainer enclosed herewith.

Very truly yours,                       AGREED AND ACCEPTED
Retail Consulting Services, Inc.             this    day of       , 1996


Ivan L. Friedman                        County Seat, Inc.
President
                                   BY:  ___________________
                                   ITS: ___________________